                                                                                                   EXHIBIT 11.1

                                             VALERO ENERGY CORPORATION AND SUBSIDIARIES
                                                  COMPUTATION OF EARNINGS PER SHARE
                                          (Thousands of Dollars, Except Per Share Amounts)

                                                              Three Months Ended                 Six Months Ended
                                                                   June 30,                           June 30,
                                                            1995              1994             1995              1994


COMPUTATION OF EARNINGS PER
 SHARE ASSUMING NO DILUTION:
   Net income. . . . . . . . . . . . . . . . . . . .      $   20,522        $    4,222       $   24,281        $   10,505
   Less:  Preferred stock dividend requirements. . .          (2,964)           (2,989)          (5,928)           (3,521)

   Net income applicable to common stock . . . . . .      $   17,558        $    1,233       $   18,353        $    6,984

   Weighted average number of shares of
     common stock outstanding. . . . . . . . . . . .      43,644,101        43,347,260       43,608,555        43,333,843

   Earnings per share assuming no dilution . . . . .      $      .40        $      .03       $      .42        $      .16

COMPUTATION OF EARNINGS PER
 SHARE ASSUMING FULL DILUTION:
   Net income. . . . . . . . . . . . . . . . . . . .      $   20,522        $    4,222       $   24,281        $   10,505
   Less:  Preferred stock dividend requirements. . .          (2,964)           (2,989)          (5,928)           (3,521)
   Add:  Reduction of preferred stock
     dividends applicable to the assumed
     conversion of Convertible Preferred Stock . . .           2,696             2,695            5,391             2,934

   Net income applicable to common stock
     assuming full dilution  . . . . . . . . . . . .      $   20,254        $    3,928       $   23,744        $    9,918

   Weighted average number of shares of
     common stock outstanding. . . . . . . . . . . .      43,644,101        43,347,260       43,608,555        43,333,843
   Weighted average common stock
     equivalents applicable to stock options . . . .         176,336            30,374          149,723            39,694
   Weighted average shares issuable upon
     conversion of Convertible Preferred Stock . . .       6,381,798         6,381,798        6,381,798         3,490,597

   Weighted average shares used for computation. . .      50,202,235        49,759,432       50,140,076        46,864,134

   Earnings per share assuming full dilution . . . .      $      .40        $      .08 <F1>  $      .47 <F1>   $      .21 <F1>

<F1>
This calculation is submitted in accordance with paragraph
601(b)(11) of Regulation S-K although it is contrary to APB
Opinion No. 15 because it produces an antidilutive result.